Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No.’s 333-286757, 333-228284, 333-226471, 333-203860, 333-173732, 333-71182 and 333-71104 on Form S‐8 and Registration Statement No. 333-278935 on Form S-3 of our reports dated February 27, 2026, relating to the consolidated financial statements of Strategic Education, Inc. and subsidiaries (the “Company”), and the effectiveness of Strategic Education, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10‐K of Strategic Education, Inc. for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP
McLean, Virginia
February 27, 2026